AMCAST INDUSTRIAL CORPORATION
                          7887 Washington Village Drive
                               Dayton, Ohio 45459


Byron O. Pond
Joseph R. Grewe
Francis J. Drew

         Re:      Retention Agreement

Gentlemen:

         Amcast Industrial Corporation, an Ohio corporation ("Amcast"), is entering into an Amended and Restated Restructuring Agreement dated as of July 15, 2003 with the Guarantors, the Restructuring Lenders and the Collateral Agent (each as defined therein) (the "Existing Credit Agreement Restructuring Agreement"), and an Amended and Restated LIFO Restructuring Agreement dated as of July 15, 2003 with the Guarantors, the LIFO Lenders (as defined therein) and the Collateral Agent (the "LIFO Credit Agreement Restructuring Agreement" and, with the Existing Credit Agreement Restructuring Agreement, the "Restructuring Agreement"), under which the Restructuring Lenders and the LIFO Lenders (collectively, the "Lenders") have agreed to extend the restructuring period under such agreements and grant certain other concessions to Amcast, and Amcast has agreed to use its good faith best efforts: (i) to refinance all of the Restructuring Lender Obligations and LIFO Lender Obligations (each as defined in the Restructuring Agreements) by a third party, or (ii) to sell substantially all of its assets (either of the foregoing, whether completed in one or multiple transactions, being referred to as a "Transaction"). Amcast considers the retention of each of you (collectively, the "Executives" and, individually, an "Executive") as essential to the successful continued operation of Amcast and its subsidiaries pending a Transaction and to the successful completion of a Transaction, and considers it to be in the best interests of Amcast and its shareholders and creditors to provide an inducement to you to remain in the employ of the Company until a Transaction is completed.

         In order to induce you to remain in the employ of the Company pending a Transaction, this letter provides for the payment to you, on the terms and conditions set forth herein, of an incentive payment if Amcast successfully completes a Transaction. Except where the context otherwise indicates, "Amcast" as used herein includes any successor to Amcast.

         1. Payment of Transaction Incentive. If, prior to the termination of this agreement, Amcast completes a Transaction, Amcast shall, concurrently with the closing of the Transaction, pay from the "Net Proceeds," as that term is hereinafter defined, an aggregate amount calculated as provided in Section 2 (a "Transaction Incentive"), which shall be shared by: (i) each of the Executives who is employed by Amcast or a subsidiary immediately prior to the closing of the Transaction, and (ii) any Executive who, immediately prior to the 30-day period ending with the close of the Transaction, was employed by Amcast or a subsidiary and who, during such 30-day period ending with the close of the Transaction, either dies or has his employment with Amcast or a subsidiary terminated without "Cause" (as defined on Exhibit "A").

         2. Calculation of the Transaction Incentive and Allocation among the Executives. (a) The aggregate amount of the entire Transaction Incentive payable to the Executives who are entitled to share in such Transaction Incentive pursuant to Section 1 shall be the sum of: (i) $1,600,000 (the "Base Amount"), plus (ii) an additional amount (the "Additional Amount") which shall be calculated based on the amount of the Net Proceeds (as hereinafter defined) payable in the Transaction in accordance with the following table (the "Additional Amount Table"), as follows (subject to adjustment in the manner provided in Section 3):

     If the Net Proceeds are:     The amount of the Additional Payment shall be:
     -----------------------      ---------------------------------------------

     $137 million or less                          $0
     $145 million                       $171,200 (10.7% of the Base Amount)
     $155 million                       $384,000 (24% of the Base Amount)
     $165 million                       $640,000 (40% of the Base Amount)
     $175 million                       $800,000 (50% of the Base Amount)
     $205 million                    $1,280,000 (80% of the Base Amount)
     $225 million                    $1,600,000 (100% of the Base Amount)
     $245 million or more            $1,920,000 (120% of the Base Amount)

Each amount referred to in the first column above is referred to as a Net Proceeds Threshold. In the event that the Net Proceeds from the Transaction fall between two Net Proceeds Thresholds, the amount of the Additional Payment shall be the sum of (i) the amount of the Additional Payment payable at the lower of such two Net Proceeds Thresholds, plus (ii) an additional amount calculated by
(x) determining the difference between the Additional Payment payable at the lower of such two Net Proceeds Thresholds and the Additional Payment payable at the higher of such two Net Proceeds amounts, and (y) multiplying such difference by a fraction, the numerator of which is the amount by which the actual Net Proceeds exceed the lower of such two Net Proceeds Thresholds and the denominator of which is the difference between such two Net Proceeds Thresholds.

         (b) The aggregate Transaction Incentive payable under this agreement shall be allocated among, and paid to, the Executives based on the respective percentages set forth in the written agreement of the Executives which is being submitted by them to Amcast concurrently with the execution of this agreement (the "Allocation Agreement" and each Executive's share being the "Allocated Transaction Incentive"). In the event that fewer than all of the Executives are entitled under Section 1 to share in the Transaction Incentive, the Allocated Transaction Incentive shall be paid only to the remaining Executive(s) who are entitled to share in such payment.

         (c) For purposes of this agreement, "Net Proceeds" means:

                  (i) for a Transaction which is a refinancing by a third party of the Restructuring Lender Obligations and the LIFO Lender Obligations, an amount equal to the net proceeds payable to the Lenders in such refinancing, and

                  (ii) for a Transaction which is the sale of substantially all of the assets of the Company, the value, as of the date of closing (or closings, if the Transaction consists of more than one sale transaction), of all consideration received by Amcast in the Transaction, whether in the form of cash, promissory notes, payments for not competing, assets, securities or other property. The value of any contingent, earn-out or other similar amounts to be paid after such closing shall be determined in good faith by the Board of Directors of Amcast and as consented to by the Lenders. Any securities or other assets received by Amcast as consideration in a sale shall be valued:
         (x) for securities which are freely tradable in an established public securities market, at the last closing price in the market prior to such closing; (y) for securities that are not freely tradable or have no established public market and for other assets (other than cash), at the fair market value thereof as set forth in, or determined in accordance with, the sale agreement between Amcast and the purchaser in the Transaction, or if such agreement does not provide a basis for valuing such securities or other assets, at their fair market value as reasonably determined in good faith by the Board of Directors of Amcast and as consented to by the Lenders.

         3. Transaction Incentive Not in Lieu of Other Compensation and Benefits. Any Transaction Incentive payable pursuant to this Agreement shall be in addition to, and not in lieu of, all other compensation and benefits to which the Executives may be entitled under any agreement, plan or arrangement. The Transaction Incentive shall not be taken into account for purposes of determining any of the Executives' benefits under any pension, savings, insurance, compensation or other benefit plan maintained by Amcast or any of its subsidiaries.

         4. Notice of Voluntary Termination. In consideration of this agreement, each of the Executives shall provide Amcast with at least two months prior written notice of the effective date of any voluntary termination by such Executive of his employment with Amcast or a subsidiary, and any such voluntary termination of employment shall become effective only on the effective date set forth in such written notice. If an Executive voluntarily terminates his employment by giving written notice as required by this section, he shall continue to receive his normal compensation and benefits during the period after such notice is given through the effective date of such termination so long as he continues to perform his job function in a manner satisfactory to Amcast. If an Executive voluntarily terminates his employment more than thirty (30) days prior to a Transaction, that Executive shall not be entitled to participate in the Transaction Incentive.

         5. Fiduciary Duties. Nothing in this agreement shall be construed to limit or eliminate the fiduciary duties owed by each of the Executives to Amcast and its subsidiaries.

         6. Effectiveness and Termination of this Agreement. (a) This agreement shall become effective only upon the last to occur of the following: (i) approval of this agreement and the Allocation Agreement by the Board of Directors of Amcast, and (ii) approval of this agreement by the requisite Lenders in accordance with the Restructuring Agreements. If this agreement becomes effective, it shall terminate upon the first to occur of the following (the "Termination Date"): (x) as to an Executive, upon the termination of such Executive's employment with Amcast or a subsidiary prior to the completion of a Transaction either by Amcast for Cause (as defined on Exhibit "A") or voluntarily by such Executive, (y) the completion of a Transaction and full payment of any Transaction Incentive payable under this agreement, or (z) January 1, 2007, if a Transaction has not been completed prior to such date.

         7. Transaction Effective in Bankruptcy. In the event that Amcast files for bankruptcy protection or a bankruptcy action is filed against Amcast, and in either such case Amcast completes a Transaction or series of Transactions, the Lenders, as evidenced by the execution of this letter agreement by the Agent, agree that the Transaction Incentive may be paid to the Executives from the proceeds of the Lenders' collateral, so long as the proceeds from the Transaction which generates the obligation to pay the Transaction Incentive has been distributed to the Lenders.

         8. Successors. This agreement shall inure to the benefit of, and be enforceable by, the personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If an Executive dies after a Transaction has occurred (or during the 30-day period prior to the closing of a Transaction) and any amounts are payable to him pursuant to this Agreement, such amounts shall be paid to such beneficiary or beneficiaries as the Executive may have designated by written notice given to Amcast prior to his death or, in the absence of any such designation, to his estate.

         9. Notices. All notices required or permitted to be given under this agreement shall be in writing and shall be mailed (postage prepaid, by either registered or certified mail) or delivered, addressed as follows:

         If to Amcast:     Amcast Industrial Corporation
                           7887 Washington Village Drive
                           Dayton, Ohio 45489
                           Attention:  Chairman of the Compensation Committee

         If to an Executive:   Byron O. Pond
                               100 E. Huron Street
                               Unit #4901
                               Chicago, IL  60611

                               Joseph R. Grewe
                               625 Club Drive
                               Aurora, OH  44202

                               Francis J. Drew
                               1730 Mont-Rue Drive S.E.
                               Grand Rapids, MI 49546

Any party may change the address to which notices to such party are to be directed by giving written notice of such change to the other parties in the manner specified in this section. All notices shall be deemed to have been given on the date the notice is actually received by the party to which it is given.

         10. Arbitration. Any dispute or controversy arising out of or relating to this agreement shall be settled by arbitration in Dayton, Ohio, in accordance with the applicable rules of the American Arbitration Association. The award of the arbitrator shall be final and binding on the parties, and judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof.

         11. Waiver. The failure of any party to insist in any one or more instances upon performance of any of the provisions of this agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, and the same shall continue and remain in full force and effect. No single or partial exercise by any party of any right or remedy shall preclude other or future exercise thereof or the exercise of any other right or remedy. Waiver by any party of any breach of any provision of this agreement shall not constitute or be construed as a continuing waiver or as waiver of any other breach of any other provision of this agreement.

         12. Severability. It is the intention of the parties that this agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that any provision of this agreement is adjudicated to be invalid or unenforceable in any such jurisdiction, the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision to the extent necessary to render such provision enforceable to the maximum reasonable extent permitted by applicable law, such limited form to apply only with respect to the operation of this section in the particular jurisdiction in which such adjudication is made.

         13. Entire Agreement; Amendment. This agreement and any other agreements expressly referred to in this agreement shall constitute the complete and entire agreement with respect to the subject matter hereof and shall supersede all previous oral and written negotiations and commitments and any other writings with respect to such subject matter. This agreement may not be modified or amended except in a writing duly executed by all of the parties hereto.

         14. Captions. The captions contained in this agreement are for convenience of reference only and shall not affect the meaning or interpretation of this agreement.

         15. Governing Law. This agreement shall be construed and enforced in accordance with the laws of the State of Ohio, as applicable to agreements executed and entirely performed in such state.

         16. Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         If this letter correctly sets forth our agreement on the subject matter hereof, please confirm your agreement by signing and returning the enclosed copy of this letter.


                                    AMCAST INDUSTRIAL CORPORATION


                                    By:_________________________________
                                         Name:
                                         Title:

Confirmed and agreed to:


-----------------------     -------------------       -----------------------
Byron O. Pond               Joseph R. Grewe           Francis J. Drew

-----------------------     -------------------       -----------------------
Date                        Date                      Date


The Agent, on behalf of the Lenders, consents to the above described transaction KeyBank, NA, as Agent to the Lenders



---------------------------------------
Dale Clayton, Vice-President, KeyBank NA

                                   EXHIBIT "A"


         "Cause" means (a) the willful and continued failure by the Executive to substantially perform his duties to Amcast (other than any such failure resulting from the Executive's physical or mental illness or other physical or mental incapacity), after a demand for substantial performance is delivered to him by the Board of Directors of Amcast which specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed his duties, or (b) the willful engaging by the Executive in gross misconduct which is materially and demonstrably injurious to Amcast resulting or intended to result, directly or indirectly, in substantial personal gain or substantial personal enrichment at the expense of Amcast. For purposes of this definition, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of Amcast. Notwithstanding the foregoing, however, "Cause" shall not be deemed to exist unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the number of directors then in office at a meeting of the Board of Directors of Amcast called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors of Amcast the Executive was guilty of conduct described in clauses (a) or (b) of the first sentence of this definition and specifying the particulars thereof in detail.




307397.2